EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:

Fred Lash

Chief Financial Officer

908-766-5000

FOR IMMEDIATE RELEASE

Investors: Tiernan Cavanna/Lanie Fladell

Media: Sean Leous

FD Morgen-Walke

212-850-5600

HOOPER HOLMES REPORTS SECOND QUARTER FINANCIAL RESULTS

- Revenues Increase 15% to $76.2 Million -

- Gross Margin Improves to 29.3% versus 28.8% Last Year -

BASKING RIDGE, NJ, July 28, 2003, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the second quarter and six months ended June 30, 2003.

Revenues for the quarter grew 15% to $76.2 million from $66.0 million in the second quarter last year, reflecting contributions from the Company’s acquisitions of D&D Associates (the Diversified Business Unit) and Medicals Direct Group plc, which was added to the Health Information Business Unit in the second half of 2002.

Revenues for the Health Information Business Unit, which includes the Company’s Portamedic, Infolink, and Heritage Labs divisions, and the August 2002 acquisition of the Medicals Direct Group, were $67.6 million, or 89% of total revenues. Revenues from Portamedic, Infolink and Heritage Labs were $62.5 million in the second quarter of 2003 versus $66.0 million in the prior year period primarily as a result of an 8% decrease in Portamedic’s revenue. This was primarily due to softness in the life insurance market, however, both Infolink and Heritage Labs increased their revenue by 7.0% and 35%, respectively, over the prior year period. Medicals Direct increased its second quarter revenues over 50% to $5.1 million compared to $3.3 million in the first quarter of 2003. Revenues for the Diversified Business Unit, comprised of D&D Associates, were $8.6 million, or 11% of total revenues.

Net income for the 2003 second quarter was $5.1 million, or $0.08 per diluted share, compared to $3.9 million, or $0.06 per diluted share, reported for the second quarter of 2002. Net income for last year’s second quarter included a pre-tax charge of $1.6 million, or $0.01 per diluted share after-tax, related to the Company’s reserve against the carrying value of its investment in e-Nable Corporation. Net income for the second quarter 2003 versus the corresponding quarter in 2002 was impacted by increased SG&A expenses due to additional SG&A costs resulting from the companies acquired in late 2002, and higher insurance, legal and administrative costs.

Jim McNamee, Chairman and Chief Executive Officer, stated, “We are pleased to report solid second quarter results. Our 15% revenue increase primarily reflects the performance of D&D Associates and Medicals Direct Group. Additionally, we improved our gross margin to 29.3% from 28.8% in last year’s second quarter, primarily as a result of the strong profitability of our Independent Medical Examination (IME) business. Due to the progress we’ve made integrating D&D and Medicals Direct Group and certain expenses that occurred only in the first quarter of 2003, SG&A expense as a percentage of revenues improved to 18.3% versus 20.0% in the first quarter of 2003.”

For the six months ended June 30, 2003, revenues increased 14% to $151.0 million from $132.5 million in last year’s comparable period. Net income was $9.8 million, or $0.15 per diluted share, compared to $9.7 million, or $0.14 per diluted share, in the first half of last year. Net income for the 2002 six-month period includes the previously disclosed $1.0 million after-tax e-Nable charge. Excluding this charge, net income for the first half of 2002 was $10.7 million, or $0.16 per diluted share.

Mr. McNamee continued, “Our second quarter performance, fueled by the strength of our Diversified Business Unit, underscores the rationale of our business strategy to expand our presence in complementary areas serving the insurance industries. Looking ahead, based on current information, we expect third quarter 2003 revenues to range between $75 million and $78 million. For the full year 2003, we continue to expect revenues to range between $300 million and $320 million, with earnings growth in the range of approximately 20% over 2002 earnings, excluding the total e-Nable charge of $4.1 million after-tax in 2002.”

Hooper Holmes will host a conference call today to discuss second quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours after the live call.

Hooper Holmes, Inc. provides health information services on insurance policy applicants to the life insurance industry. The Company provides these health information services through over 275 locations nationwide.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2003 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Revenues	$76,170	$66,015	$151,020	$132,505
Cost of operations	53,839	47,035	105,938	92,935

Gross profit	22,331	18,980	45,082	39,570

Selling, general and administrative expenses	13,976	11,288	28,926	22,525
Loss on investment	0	1,630	0	1,630

Operating income	8,355	6,062	16,156	15,415

Other income (expense):
Interest expense	(115)	(29)	(175)	(58)
Interest income	257	717	472	1,273
Other (expense) income, net	(189)	(238)	(514)	(428)

	(47)	450	(217)	787

Income before income taxes	8,308	6,512	15,939	16,202
Income taxes	3,213	2,592	6,186	6,468

Net income	$5,095	$3,920	$9,753	$9,734

Earnings per share:
Basic	$0.08	$0.06	$0.15	$0.15

Diluted	$0.08	$0.06	$0.15	$0.14

Weighted average number of shares:
Basic	64,756,409	65,265,493	64,750,322	65,069,706
Diluted	66,694,179	68,087,145	66,458,515	67,905,998

-MORE-

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

	06/30/03	12/31/02
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,599,187	$23,298,151
Marketable securities	20,436,074	22,761,101
Accounts receivable, net	33,886,096	27,809,521
Other current assets	5,621,515	6,823,818

Total current assets	76,542,872	80,692,591

Property, plant and equipment:	31,868,122	30,620,147
Less: Accumulated depreciation and amortization	22,993,284	21,924,363

Property, plant and equipment, net	8,874,838	8,695,784

Goodwill, net	129,754,897	117,075,544
Intangible assets, net	30,510,296	28,474,439
Other assets	984,270	1,291,172

Total assets	$246,667,173	$236,229,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,000,000	$172,776
Accounts payable	10,146,313	10,436,388
Accrued expenses:
Insurance benefits	29,613	484,748
Salaries, wages and fees	1,523,109	1,816,791
Payroll and other taxes	542,800	449,093
Income taxes payable	1,652,189	2,703,713
Other	7,481,531	5,853,132

Total current liabilities	22,375,555	21,916,641
Long term debt, less current maturities	2,051,343	3,313,983
Other long term liabilities	4,567,638	806,195
Deferred income taxes	3,339,344	3,483,114
Minority interest	226,556	902,650
Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2003 and 2002.	2,699,963	2,699,963
Additional paid-in capital	127,677,528	128,079,363
Accumulated other comprehensive income	148,732	160,873
Retained earnings	104,142,365	96,009,551

	234,668,588	226,949,750
Less: Treasury stock at cost (2,712,651 and 2,754,151 shares)	20,561,851	21,142,803

Total stockholders’ equity	214,106,737	205,806,947

Total liabilities and stockholders’ equity	$246,667,173	$236,229,530

# # #